Exhibit 99.1

Mace Security International Reports Financial Results for the Third Quarter and
      First Nine Months of 2007 & Announces Several Car Wash Transactions

     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Nov. 14, 2007--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq:MACE) today announced results for the third quarter and nine months ended September 30, 2007. Mace also announced that it signed an agreement to sell four car washes in Florida and closed two separate transactions to sell two car washes in San Antonio, Texas.

    Car Wash Transactions

     Mace has signed a definitive agreement to sell four car washes on the west coast of Florida to Wash Depot, Inc. for approximately $10.9 million in cash. The assets of these car washes are being sold at a price of approximately $7.1 million above the recorded net book value of approximately $3.8 million. Mace owned all four of these locations. This transaction is scheduled to close on January 8, 2008. The total debt owed on these four car washes is approximately $3.0 million. This transaction is subject to customary closing conditions, including environmental due diligence.

     In addition, Mace completed two separate transactions in November to sell two car washes in San Antonio, Texas for a total of $2.96 million, with a total gain of $38,000. Mace owned these two car washes, and there was no debt owed on these locations. Mace has now completed the sale of two of its four car washes in San Antonio, Texas.

     Financial Results

     Mace is very excited with the new direction of the Company, as it exits the car wash business, enters the online and digital media marketing industry, and continues its growth in the security industry. During the third quarter of 2007, total sales increased 20% as compared to the third quarter of 2006, including a sales increase in Mace's professional surveillance and personal defense operations. Mace also completed the sale of all of its northeast region car washes by selling two exterior-only facilities in New Jersey for a total of $1.38 million, and added $2.8 million in new revenue from the recently acquired digital media marketing business, Linkstar. The Company has spent a lot of time implementing the Linkstar business into the Mace operation, and is excited about this segment's future growth potential.

     Mace is positioned for continued internal growth and future growth through acquisition. The Company has a strong cash position, low debt, experienced management and business segments with solid fundamentals. The Company is optimistic about its future.

     Financial Results - Third Quarter of 2007 compared to Third Quarter of 2006

     Total revenues for the third quarter of 2007 increased to $14 million from $11.6 million for the same period in 2006. The sales increase was due to the addition of $2.8 million in revenue from the Digital Media Marketing Segment (related to the acquisition of Linkstar during the third quarter of 2007), and an increase in sales in Mace's professional surveillance and personal defense operations.

     Gross profit as a percentage of revenues was approximately 20.8% for the third quarter of 2007 and 22.4% for the third quarter of 2006. Gross profit percentage for 2007 was comprised of 30.4% for the Security Segment, 17.8% for the Car and Truck Wash Segment and 7.2% for the Digital Media Marketing Segment; and, in the same period in 2006, this percentage was comprised of 29.0% for the Security Segment and 16.0% for the Car and Truck Wash Segment. The increase in the Security Segment gross profit was due to a change in customer and product mix. The increase in the Car and Truck Wash gross profit percentage was principally a result of improved margins on lube and other automotive services, and fuel and merchandise sales.

     Selling, general and administrative ("SG&A") expenses for the three months ended September 30, 2007 were $5.7 million compared to $4.5 million for the same period in 2006. Mace's SG&A expenses for the third quarter of 2007 were impacted by several notable cash and non-cash charges. The increase in SG&A costs is primarily the result of the acquisition of Linkstar which added SG&A costs of $684,000 in the third quarter of 2007, an increase in the legal, consulting and accounting fees related to the ongoing immigration investigation from $217,000 in the third quarter of 2006 to $355,000 in the third quarter of 2007 and a $310,000 transaction cost related to the Linkstar acquisition. SG&A costs also include non-cash compensation (employee stock options) expense of approximately $767,000 and $778,000 in the three months ended September 30, 2007 and 2006, respectively.

     Operating loss for the third quarter of 2007 was $3.3 million compared to an operating loss of $2.4 million in the third quarter of 2006. The increase in the operating loss was principally the result of the above-mentioned increase in SG&A costs.

     Discontinued operations generated income of approximately $119,000 in the third quarter of 2007, which included gains on the sales of car wash sites of approximately $179,000.

     Net loss for the third quarter of 2007 was $3.2 million, or $(0.20) per share, compared to a net loss of $2.3 million, or $(0.15) per share, in 2006.

     Financial Results - First Nine Months of 2007 compared to First Nine Months of 2006

     Total revenues for the first nine months of 2007 were $36.7 million compared to $37.3 million for the same period in 2006. Revenues in the Security Segment decreased by approximately $1.4 million (primarily during the first six months of 2007), and car wash and detailing revenues decreased by approximately $2.0 million. The Security Segment decrease was principally a result of the inability of some of Mace's vendors to supply high volume products in a timely manner, increased sales of discontinued and refurbished products at lower prices, and the impact on operations and management of the Florida embezzlement investigation. This decrease in sales was partially offset by growth in revenues in our personal defense operation, as well as the addition of approximately $2.8 million from the Digital Media Marketing Segment (related to the acquisition of Linkstar during the third quarter of 2007). The decrease in our car wash and detailing revenues was primarily the result of the sale of car washes and reduced volumes due to an increase in inclement weather.

     Gross profit as a percentage of revenues was approximately 22.2% for the first nine months of 2007 and 24.4% for the first nine months of 2006. Gross profit percentage for 2007 was comprised of 27.2% for the Security Segment, 19.8% for the Car and Truck Wash Segment and 7.2% for the Digital Media Marketing Segment; and in 2006 this percentage was comprised of 28.5% for the Security Segment and 20.5% for the Car and Truck Wash Segment. The decrease in the Security Segment gross profit was due to the decrease in revenues noted above, a change in customer and product mix, and an increase in sales of discontinued and refurbished products at reduced margins. The decrease in the Car and Truck Wash gross profit percentage was principally a result of reduced volumes.

     SG&A expenses for the nine months ended September 30, 2007 were $14.0 million compared to $12.9 million for the same period in 2006. The increase in SG&A costs is primarily the result of the acquisition of Linkstar, which added SG&A costs of $684,000 in 2007, and a transaction cost related to the Linkstar acquisition of $310,000 in 2007. Mace's SG&A expenses for the first nine months of 2007 were also impacted by several notable cash and non-cash charges. SG&A expenses include $603,000 of legal, consulting and accounting fees in the first nine months of 2007 relating to the ongoing immigration investigation, compared to $1.35 million of such expenses in the first nine months of 2006. As previously disclosed, the Company determined that our former divisional controller of the Florida Security division embezzled funds from the Company. Included in 2007 SG&A expenses is a charge of $99,000 representing the amounts of funds embezzled in the first quarter ended March 31, 2007 and approximately $310,000 of legal, consulting and accounting fees related to the Florida embezzlement investigation. SG&A expenses also include non-cash charges to compensation expenses for share-based compensation (employee stock options) of $1.1 million and $1.2 million for the first nine months of 2007 and 2006, respectively.

     Operating loss for the first nine months of 2007 was $7.1 million compared to an operating loss of $5.0 million in the same period of 2006. The increase in operating loss was principally the result of the above-mentioned decrease in sales and gross profit, and the increase in SG&A expense.

     Discontinued operations for the first nine months of 2007 include the Company's Arizona car wash region, our Northeast car wash region, and the Company's truck washes. The results of operations for these regions are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $2.0 million in the first nine months of 2007, the majority of which was from gains on the sales of car wash sites.

     Net loss during the first nine months of 2007 was $5.2 million, or $(0.33) per share, as compared to $5.1 million, or $(0.33) per share in 2006.

     The Company's net book value was $55.5 million, or $3.37 per share, at September 30, 2007. In addition, Mace had $78.6 million in total assets, including $12.1 million of cash and short-term investments at September 30, 2007.

     Mace will conduct a conference call on Friday, November 16, 2007 at 3:00 PM EST. The conference call number is (888) 751-6352 and the international conference call in number is (706) 902-1438, conference ID: 24536078. There will be access to a tape recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 24536078. This will be available after the teleconference from 6:00 PM EST, Friday, November 16, 2007 through 6:00 PM EST, Friday, November 30, 2007. In addition, a live web cast of the conference call will be available online at www.mace.com. A recording of the teleconference will also be available on the Company's website through November 30, 2007.

     About Mace

     Mace Security International, Inc. owns and operates car and truck washes, and had previously announced that it is exiting this segment of its business. Mace's remaining car washes for sale are located in Florida and Texas. The Company is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace(R). The Company recently entered the online and digital media e-commerce business with the purchase of Linkstar Interactive. Mace's web site is www.mace.com.

     Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.


          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (in thousands, except share and per share information)
                             (Unaudited)

                                                Three Months Ended
                                                   September 30,
                                             -------------------------
                                                 2007         2006
                                             ------------ ------------
Revenues:
  Car and truck wash and detailing services  $     3,980  $     4,185
  Lube and other automotive services                 818          907
  Fuel and merchandise                               664          801
  Security                                         5,697        5,724
  Digital media marketing                          2,802            -
                                             ------------ ------------
                                                  13,961       11,617

Cost of revenues:
  Car and truck wash and detailing services        3,269        3,420
  Lube and other automotive services                 632          778
  Fuel and merchandise                               588          754
  Security                                         3,965        4,064
  Digital media marketing                          2,599            -
                                             ------------ ------------
                                                  11,053        9,016

Selling, general and administrative expenses       5,730        4,544
Depreciation and amortization                        481          396
Asset impairment charge                                -           40
                                             ------------ ------------

Operating loss                                    (3,303)      (2,379)

Interest expense, net                               (120)        (194)
Other income                                          98          612
                                             ------------ ------------
Loss from continuing operations before
 income taxes                                     (3,325)      (1,961)

Income tax expense                                    23           39
                                             ------------ ------------

Loss from continuing operations                   (3,348)      (2,000)

Income (loss) from discontinued operations,
 net of tax                                          119         (269)

                                             ------------ ------------
Net loss                                     $    (3,229) $    (2,269)
                                             ============ ============


Per share of common stock (basic and
 diluted):
Loss from continuing operations              $     (0.21) $     (0.13)
Income (loss) from discontinued operations          0.01        (0.02)
                                             ------------ ------------
Net loss                                     $     (0.20) $     (0.15)
                                             ============ ============

Weighted average shares outstanding:
  Basic                                       16,213,726   15,275,382
  Diluted                                     16,213,726   15,275,382


          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (in thousands, except share and per share information)
                             (Unaudited)

                                                Nine Months Ended
                                                   September 30,
                                             -------------------------
                                                 2007         2006
                                             ------------ ------------
Revenues:
  Car and truck wash and detailing services  $    12,667  $    13,882
  Lube and other automotive services               2,373        2,582
  Fuel and merchandise                             2,070        2,642
  Security                                        16,756       18,170
  Digital media marketing                          2,802            -
                                             ------------ ------------
                                                  36,668       37,276

Cost of revenues:
  Car and truck wash and detailing services       10,001       10,745
  Lube and other automotive services               1,887        2,051
  Fuel and merchandise                             1,830        2,389
  Security                                        12,204       12,997
  Digital media marketing                          2,599            -
                                             ------------ ------------
                                                  28,521       28,182

Selling, general and administrative expenses      13,981       12,910
Depreciation and amortization                      1,272        1,193
Asset impairment charge                                -           40
                                             ------------ ------------

Operating loss                                    (7,106)      (5,049)

Interest expense, net                               (523)        (691)
Other income                                         542          770
                                             ------------ ------------
Loss from continuing operations before
 income taxes                                     (7,087)      (4,970)

Income tax expense                                    73          117
                                             ------------ ------------

Loss from continuing operations                   (7,160)      (5,087)

Income (loss) from discontinued operations,
 net of tax                                        2,009          (28)

                                             ------------ ------------
Net loss                                     $    (5,151) $    (5,115)
                                             ============ ============


Per share of common stock (basic and
 diluted):
Loss from continuing operations              $     (0.46) $     (0.33)
Income (loss) from discontinued operations          0.13            -
                                             ------------ ------------
Net loss                                     $     (0.33) $     (0.33)
                                             ============ ============

Weighted average shares outstanding:
  Basic                                       15,589,313   15,274,201
  Diluted                                     15,589,313   15,274,201


     CONTACT: Mace Security International, Inc., Fort Lauderdale
              Eduardo Nieves, Jr.
              Vice President, Marketing & Investor Relations
              954-449-1313
              www.mace.com